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                                                                       EXHIBIT 3

                       HOST MARRIOTT SERVICES CORPORATION

                            COMPREHENSIVE STOCK PLAN

                                   ARTICLE 1.
                       ESTABLISHMENT, PURPOSE AND DURATION

     1.1 Establishment of the Plan. Host Marriott Services Corporation, a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Host Marriott Services Corporation Comprehensive Stock Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Deferred Stock and Restricted Stock.

     Upon the consent of Host Marriott Corporation, as sole shareholder of the Company, such consent to be evidenced by a vote of the majority of Directors of Host Marriott Corporation in favor of the Plan. the Plan shall become effective as of the date of such consent (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein. The Company shall take such actions with respect to the Plan as may be necessary to satisfy the requirements of Rule 16b-3(b) under the Exchange Act.

     1.2 Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth, development and financial success of the Company by aligning the personal interests of key management employees to those of the Company's shareholders and allowing such employees to participate in the growth, development and financial success of the Company.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees who have been or will be given management responsibilities.

     1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors of the Company to terminate the Plan at any time pursuant to Article 9 hereof, until all Shares subject to it (including any additional Shares approved by the shareholders of the Company after the Effective Date) shall have been purchased or acquired according to the Plan's provisions.

                                   ARTICLE 2.
                          DEFINITIONS AND CONSTRUCTION

     2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

          (a) "Allocation Agreement" means the Employee Benefits Allocation and Other Employment Matters Agreement between the Company and Host Marriott Corporation.

          (b) "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Deferred Stock.

          (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3, as amended, as promulgated by the SEC under the Exchange Act.




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          (d) "Board" or "Board of Directors" means the Board of Directors of the Company, unless the context indicates otherwise.

          (e) "Bonus Award" or "Deferred Stock Bonus Award" means a grant of Shares, on a deferred basis, pursuant to Article 8 hereof.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (g) "Committee" has the meaning set forth in Section 3.1

          (h) "Company" means Host Marriott Services Corporation, a Delaware corporation (including any Subsidiaries), or any successor thereto as provided in Article 12 hereof.

          (i) "Compete" means to engage, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company.

          (j) "Conversion Award" means an Award made pursuant to the Allocation Agreement to reflect the effect of the Distribution on outstanding, awards made under the Predecessor Plan and held by the grantee immediately before the Distribution.

          (k) "Current Award" means a Bonus Award granted under the terms and conditions described in Section 8.2(c) hereof.

          (l) "Deferred Award" means a Bonus Award granted under the terms and conditions described in Section 8.2(b) hereof.

          (m) "Deferred Stock" means Shares subject to a Deferred Award, or to an Award of a Deferred Stock Agreement granted under the terms and conditions described in Section 8.3.

          (n) "Director" means any individual who is a member of the Board of Directors of the Company.

          (o) "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

          (p) "Distribution" means the distribution to the holders of outstanding shares of common stock of Host Marriott Corporation, par value $1.00 per share, on a one-for-five share basis of all outstanding shares of common stock, no par value per share (the "Host Marriott Services Common Stock"), of the Company (prior to the Distribution, a wholly-owned subsidiary of Host Marriott Corporation) and the related arrangements between the Company and Host Marriott Corporation, and the policies to be adopted by such companies, in connection therewith.




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          (q) "Distribution Date" means a date to be established by the Board of
     Directors of Host Marriott Corporation, upon which Host Marriott
     Corporation will deliver shares of the Host Marriott Services Common Stock to a distribution agent, who will disburse stock certificates representing those shares in a manner consistent with the terms of the Distribution.

          (r) "Distribution Record Date" means a date to be established by the Board of Directors of Host Marriott Corporation to determine those shareholders of Host Marriott Corporation who will participate in the Distribution and, as such, be entitled to receive shares of Host Marriott Services Common Stock.

          (s) "Employee" means an employee not subject to a collective bargaining agreement who is a salaried employee of the Company who, during the thirteen four-week accounting periods prior to any date of determination, worked at least 2,080 hours for the Company.

          (t) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

          (u) ("Fair Market Value" means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before and the nearest day after the relevant date, as prescribed by Treasury Regulation 20.2031-2(b)(2), as reported in the Wall Street Journal or a similar publication selected by the Committee.

          (v) "Host Marriott Corporation" means Host Marriott Corporation, a Delaware corporation.

          (w) "Incentive Stock Option" or "ISO" means an Award of an option to purchase Shares, granted under Article 6 hereof, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

          (x) "Nonqualified Stock Option" or "NQSO" means an Award of an option to purchase Shares, granted under Article 6 hereof, which is not intended to be an Incentive Stock Option.

          (y) "Officers" shall have the meaning as that term is defined in Rule 16a-l(f), as the same may be amended from time to time, under the Exchange Act.

          (z) "Option" means an Award of an Incentive Stock Option or of a Nonqualified Stock Option.

          (aa) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

          (bb) "Participant" means an Employee of the Company with regard to whom an Award -ranted under the Plan is outstanding.

          (cc) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is restricted in some way (based on the passage of time, the


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     achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and is subject to a substantial risk of forfeiture, as provided in Article 7 hereof.

          (dd) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and shall include a "croup," as defined in
     Section 13(d)(3) thereof.

          (ee) "Predecessor Plan" means the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan.

          (ff) "President" means the chief executive officer of the Company, however such person may be titled.

          (gg) "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 hereof.

          (hh) "Rule 16b-3" means Rule 16b-3 or any successor or amended rule promulgated by the SEC under the Exchange Act.

          (ii) "SEC" means the Securities and Exchange Commission.

          (jj) "Shares" means shares of common stock of the Company, or of any successor corporation adopting this Plan.

          (kk) "Subsidiary" means any corporation more than fifty percent of the number of share of common stock of which is beneficially owned by the Company, or by any of its subsidiaries.

     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

     2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE 3.
                                 ADMINISTRATION

     3.1 The Committee. The Plan shall be administered by a committee (the "Committee") comprised (i) to the extent required by Rule 16b-3, by an administrator or administrators in compliance with Rule 16b-3. and (ii) in all other cases, by such administrator or administrators as the Board of Directors may designate.

     3.2 Authority of the Committee. The Committee shall have sole power to select Employees to whom Awards are granted, except that Bonus Awards authorized by Article 8 hereof may be granted by the President in the case of any recipients who are not Officers. The Committee, with the exception described in the previous sentence, shall have sole power to determine the size and types of Awards and to determine the terms and conditions (e.g., vesting, term, manner of exercise, distribution, etc.) of such Awards in a manner consistent with the Plan. The Committee shall have full power to



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construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 9 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the terms of any Award or in the terms of the Plan, in the manner and to the extent it shall deem expedient. The Committee shall be the sole and final judge of such expediency, and its determinations shall be conclusive. Notwithstanding the foregoing, with respect to persons subject to
Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void. to the extent permitted by law and deemed advisable by the Committee in its sole discretion.

     3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final. conclusive, and binding on all Persons, including the Company, its stockholders. Employees, Participants, and their estates, beneficiaries or other representatives.

     3.4 Unanimous Consent in Lieu of Meeting. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such extent, to hold a meeting.

     3.5 Administration of Conversion Awards. The Company shall satisfy all obligations of Host Marriott Corporation with respect to Conversion Awards to the extent denominated in Shares of the Company pursuant to the Allocation Agreement. The Committee shall administer all such Conversion Awards under this Plan, and shall give credit for service with the party employing the grantee as of the Distribution Date (Host Marriott Corporation or the Company) with respect to any continuing employment provisions under the terms of any such Conversion Award for purposes of determining eligibility, vesting, or similar requirements. Solely with respect to such Conversion Awards (and not with respect to any other Awards made on or after the Distribution Date), for purposes of determining whether a termination of employment has occurred under the terms of any provision requiring continued employment, termination of employment through December 31, 1996, shall not be deemed to occur if a grantee leaves the service of Host Marriott Corporation to immediately be-in employment with the Company. Except as otherwise expressly provided in Section 6.2(a) or in this Section 3.5, the terms of such Conversion Awards shall take precedence over the terms of this Plan in the event of any conflict.

     3.6 Performance Based Awards. In making Awards, the Committee shall give due consideration to the requirements of 162(m) of the Code. The Committee is expressly authorized to make performance based awards that comply with the applicable provisions of 162(m) and any subsequent provisions of the Code or securities laws relating to performance based compensation. Any specific requirements of 162(m) required by law to be incorporated into the Plan shall be so included so as to obtain deductibility.

                                   ARTICLE 4.
                           SHARES SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, Awards for no more than 6,500,000 Shares may be granted under the Plan; provided, however. that in no



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event shall the number of Shares subject to. and issued upon the exercise of,
Options that qualify as Incentive Stock Options exceed 6,500,000 in the in the aggregate; and provided further, that the maximum number of Shares that may be issued to any Employee in any one year shall not exceed 6,500,000 in the aggregate. These 6,500,000 Shares may be either authorized but unissued, treasury, or reacquired Shares. Included in this number are Shares of the Company attributable to shares of Host Marriott Corporation common stock previously reserved for awards under the Predecessor Plan and redenominated as of the Effective Date as possible Awards of Shares under this Plan to reflect an equitable adjustment pursuant to the terms of the Allocation Agreement (or under the terms of any corporate transactions otherwise affecting such previously available Shares), which shall after the Distribution become available only under this Plan, and all future administration of any such Shares, with the exception described in the following sentence shall be under this Plan. To the extent the terms of this Plan are inconsistent with any notices of award, award agreements or award grants issued pursuant to the Predecessor Plan, such documents issued under the Predecessor Plan shall govern, except to the extent such documents have been revised with the consent of the recipients thereof. The total number of Shares available under the Plan is subject to adjustment upon the occurrence of any of the events and in the manner hereinafter specified.

     4.2 Lapsed Awards. If any Award granted under this Plan terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.

     4.3 Adjustments in Authorized Shares. (a) In the event of any mercer, reorganization, consolidation, recapitalization. separation, liquidation, stock dividend. spin-off. split-up, share combination. or other change in the corporate structure of the Company affecting the Shares, such adjustment may be made in the number and class of Shares which may be delivered under the Plan. and in the number and class of and/or price of Shares subject to outstanding Options, Restricted Stock, and Deferred Stock granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of existing Awards; provided that the number of Shares subject to any Award shall always be a whole number. No adjustments shall be made for cash dividends nor with respect to Shares that have been distributed.

          (b) In the case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in the case the property or stock of the Company is acquired by another corporation, or in the case of a separation, reorganization, spin-off or liquidation of the Company, the Company's Board or the Board of Directors of any other corporation assuming the obligations of the Company hereunder shall either (i) make appropriate provision for the protection of any outstanding by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation or corporations which will be issuable in respect to the Shares of common stock of the Company, provided only that the excess of the aggregate fair market value of the Shares subject to the Options immediately after such substitution or substitutions over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the Shares subject to such Options immediately before such substitution over the purchase price thereof, and provided that the new option or the assumption of the old Option does not give an optionee additional benefits which the optionee did not have under the old Option, or (ii) upon written notice to the Employee provide that the Option must be exercised within sixty (60) days of the date of such notice or it will be terminated. In any such case, the Committee may, at its discretion, waive the exercise period. Any adjustment of an Incentive Stock Option under this Section 4.3 shall be made in such a manner so as not to constitute a '.modification" within the meaning of Section 424(h)(3) of the Code.



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                                   ARTICLE 5.
                          ELIGIBILITY AND PARTICIPATION

     5.1 Eligibility. Persons eligible to participate in this Plan include all full-time Employees of the Company including Employees who are members of the Board, but excluding Directors who are not Employees.

     5.2 Actual Participation. Subject to the provisions of the Plan, and with the exception that Bonus Awards (other than those to Officers) shall be approved by the President, the Committee, in its sole and absolute discretion. may, from time to time, select from all eligible Employees, those key Employees to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee otherwise eligible under Section 5.1 shall have any right to be -ranted an Award under this Plan.

     5.3 Employment. Nothing in the Plan or in any Award Option Agreement, Deferred Stock Agreement or Restricted Stock Agreement shall interfere with or limit in any way the right of the Company to terminate any Employee's employment at any time with or without cause, or to increase or decrease the Employee's compensation from the rate in existence at the time an Award is granted, and nothing in the Plan shall confer upon any Employee any right to continue in the employ of the Company.

                                   ARTICLE 6.
                                  STOCK OPTIONS

     6.1 Award of Options. Subject to the terms and provisions of the Plan, Options may be awarded to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options awarded to each Participant. The Committee may award Incentive Stock Options, Nonqualified Stock Options, or a combination thereof. No person shall be eligible to receive Incentive Stock Options who owns, directly or indirectly (as ownership is defined in Section 424(d) of the Code), more than ten percent (10%) of the voting stock of the Company or any of its subsidiaries. Nothing in this Article 6 shall be deemed to prevent the grant of Nonqualified Stock Options in excess of the maximum established by Section 422 of the Code.

     6.2 Options. Options (whether NQSOs or ISOS) awarded under the Plan shall be evidenced by stock option agreements prepared by the General Counsel of the Company in a form consistent with the Plan as the Committee shall approve from time to time. Such agreements need not be identical, but shall contain in substance the following terms and conditions and, if providing for the grant of an ISO, shall also contain the provisions set forth in Sections 6.3 with respect to ISOS.

          (a) Price. The purchase price for each Share deliverable upon the exercise of an Option shall be not less than its Fair Market Value as determined by the Committee on the day the award of the Option is approved by the Committee, which shall be deemed to be the date the Option is awarded. In the case of Conversion Awards of Options, the purchase price for each Share deliverable upon the exercise of an Option shall be the amount determined in accordance with Section 2.5(c)(iv) of the Allocation Agreement.

          (b) Number of Shares. The Option Agreement shall specify the number of shares to which it pertains, in the case of Conversion Awards, the number of Shares to which the Option pertains may be adjusted in accordance with Section 2.5(c)(v) of the Allocation Agreement.



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          (c)  Waiting Period and Exercise Dates. Each Option shall be exercisable by the optionee in accordance with the exercise provisions the Committee may include, in its sole discretion, in the Option Agreement; provided, however, that no NQSO shall be exercisable after the expiration of fifteen (15) years from the date such NQSO is granted and no ISO shall be exercisable after the expiration of ten (10) years from the date such ISO is -ranted (or such shorter period of time as determined by the Committee upon the award of such NQSO or ISO). The Committee, in its sole discretion, may extend the time that an Option is exercisable notwithstanding anything in the preceding sentence to the contrary.

          (d) Medium and Time of Payment. Shares purchased pursuant to an Option Agreement shall be paid for in full at the time of purchase, payment to be made either in cash or, if requested by the optionee and approved by the Committee, by delivery of Shares having an aggregate Fair Market Value equal to the purchase price. Upon receipt of payment the Company shall, without transfer or issue tax to the optionee or other Person entitled to exercise the Option, deliver to the optionee or such other Person either a certificate or certificates for such Shares or confirmation from the transfer agent for the Shares that said transfer agent is holding Shares for the account of the optionee or such other Person in a certificateless account.

          (e) Rights as a Shareholder. The optionee shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of issuance of a stock certificate or confirmation for such Shares. Except as otherwise expressly provided in the Plan. no adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance.

          (f) Non-Assignability of Option Rights. No Option shall be assignable or transferable by the optionee except by (i) will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder or (iii) as otherwise provided by the Committee as permitted by applicable laws and consistent with the best interest of the Company.

          (g) General Restriction. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any Government regulatory body, is necessary or desirable as, for example, a condition of, or in connection with. the issue or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          (h) Holding Period. An optionee who is subject to Section 16 of the Exchange Act may not dispose of any Shares acquired as a result of an exercise of an Option until six (6) months after the date of the -rant of such Option as determined in accordance with Rule 16b-3 and only with the prior written approval of the General Counsel of the Company.

          (i) Designation of Option. Each Option issued under the Plan shall be clearly identified as an incentive Stock Option or as a Non-Qualified Stock Option.

          (j) Additional Terms. Each Option shall be subject to such additional terms and conditions and provisions as the Committee may deem advisable, in its sole discretion, which are not inconsistent with the Plan, including, without limitation. restrictions upon the transfer of the Shares received upon exercise of the Option.



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     6.3  Incentive Stock Options. The Committee may designate that any Options granted pursuant to the Plan shall be Incentive Stock Options, any such designation to be subject to the following additional terms and conditions:

          (a) Exercised Options. No Option which has been exercised may retroactively be designated as an Incentive Stock Option.

          (b) Date of Grant. No Incentive Stock Option shall be granted later than ten (10) years from the earlier of (i) the date this Plan is adopted by the Board of Directors of the Company, or (ii) the date this Plan is approved by the stockholders of the Company pursuant to Section 1. 1 herein.

          (c) Limitation on Annual Exercise. In the case of all Incentive Stock Options -ranted hereunder, the aggregate Fair Market Value (determined at the time the Incentive Stock Options are granted) of the Shares for which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

          (d)  Duration of ISOS. Subject to earlier termination as provided in
Section 6.3(e) and (f) hereunder, each ISO shall expire on the date specified by the Committee, but not more than ten (10) years from the date of its grant.

          (e) Effect of Termination of Employment on ISOS. If an optionee ceases to be employed by the Company other than by reason of death or disability, any ISO granted to such optionee within the six-month period immediately preceding, such termination shall be cancelled forthwith. With respect to any ISO, granted to such optionee more than six months prior to such termination, no further installments of such ISO shall become exercisable and his ISO shall terminate after the passage of sixty (60) days from the date of termination of his employment, but in no event later than on their specified expiration dates. except to the extent that such ISO (or unexercised installments thereof) have been converted into NQSOs pursuant to Section 6.3(i) below. Leave of absence with the written approval of the Committee shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company to continue the employment of the Employee after the approved period of absence. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service), provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during, which such optionee's right to reemployment is guaranteed by statute. ISOs granted under the Plan shall not be affected by any chance of employment within or among the Company and any of its Subsidiaries, so Ion- as the optionee continues to be an Employee of the Company or any of its Subsidiaries.

          (f) Effect of Death or Disability on ISOs. If an optionee ceases to be employed by the Company by reason of his death, any ISO of his ma be exercised, to the extent of the number of Shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one year after the death of the optionee.

     If an optionee ceases to be employed by the Company by reason of his Disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time



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prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one year from the date of the termination of the optionee's employment.

          (g) Adjustments. Any adjustment made pursuant to Section 4.3 with respect to ISOs shall be made only after the Committee, after consulting with the General Counsel of the Company, determines whether such adjustments would constitute a "modification" of such ISO (as that term is defined in Section 425 of the Code) or would cause any adverse tax consequences for the holders of such ISO. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOS. it may refrain from making such adjustments.

          (h) Notice to Company of Disqualifying Dispositions. Each Employee who receives an ISO must agree to notify the Company in writing, immediately after the Employee makes a "disqualifying disposition" of any Shares acquired pursuant to the exercise of an ISO. A "disqualifying disposition" is any disposition (including any sale) of such Shares before the later of (a) two years after the date the Employee was -ranted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no disqualifying disposition can occur thereafter.

          (i) Conversion of ISOs into NQSOS; Termination of ISOS. The Committee, at the written request of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into NQSOs at any time prior to the expiration of such ISOS, regardless of whether the optionee is an Employee of the Company at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOS. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting NQSOs as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with the provisions of Section 6.2 or any other applicable Section of the Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into NQSOS, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

          (j) Compliance with Code. Any designation of an Option as an ISO and any related Option agreement shall be subject to and contain such further terms and conditions as shall be necessary to comply with all provisions of the Code (including any regulations thereunder or interpretations thereof) which apply to ISOs (as defined in Section 422(b) of the Code). In addition, the Committee may, with respect to any Option (and any related Option agreement) -ranted hereunder which is designated as an Incentive Stock Option, adopt any amendment thereto which it may deem necessary or advisable to comply with the provisions of
Section 422 of the Code.

                                   ARTICLE 7.
                                RESTRICTED STOCK

     7.1 Award of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee. at any time and from time to time, may award Shares of Restricted Stock to Employees in such amounts, and bearing such restrictions as the Committee shall determine.

     7.2 Restricted Stock Agreement. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement prepared by the General Counsel of the Company that shall specify the



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

Period of Restriction. or Periods, the number of Shares of Restricted Stock awarded, and such other provisions as the Committee shall determine.

     7.3 Nature of Restrictions. The restrictions to be imposed on the Shares of Restricted Stock to be awarded to eligible key Employees shall be removed in phases over a period of years depending, upon the fulfillment of conditions to be determined by the Committee such as: (a) continued employment with the Company over a prescribed period of time, (b) the Employee's refraining from Competing with the Company or otherwise en-a-in- in activities which are inimical to the Company's best interests. and (c) satisfaction of such performance conditions as the Committee may establish. The conditions set forth in Section 7.3(a) and (b) are illustrative and not exhaustive of the conditions the Committee may establish.

     It is intended that the restrictions imposed by the Committee will, until released, constitute a "substantial risk of forfeiture" of the Shares of Restricted Stock within the meaning of Section 83(c)(1) of the Code and Section 1.83-3 of the Federal Income Tax Regulations and are to be construed accordingly. If the conditions are not met, then any Shares that otherwise would be freed from the restrictions will be returned to the Company for cancellation. Each Conversion Award of Restricted Stock denominated in Shares of the Company shall be released from restrictions at the same time and on the same schedule as the corresponding restricted shares of Host Marriott Corporation common stock retained in connection with such Conversion Award as of the Distribution, under the terms of the restrictions to which the grantee's award under the Predecessor Plan or under an individual restricted stock contract with Host Marriott Corporation were subject, except that: (a) release of such Shares of Restricted Stock shall be contingent upon a finding, by the President (or other equivalent or higher officer) of Host Marriott Corporation that a grantee who is an employee of Host Marriott Corporation has satisfied conditions for such release-, or (b) release of such Shares of Restricted Stock shall be contingent upon a finding by the President (or other equivalent or higher officer) of the Company that a grantee who is an Employee has satisfied conditions for such release.

     7.4  Nontransferability of Restricted Stock. Except as provided in this
Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the Committee and specified in the Restricted Stock agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. All rights with respect to the Shares of Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant. The Shares of Restricted Stock -ranted hereunder shall bear a legend reflecting the non-transferability of such Shares for so long, as such Shares remain non-transferrable. Nothing in this Article precludes the Committee, in its sole discretion, from permitting a transfer prior to the end of the Period of Restriction so long as the waiver or modification of transferability is set forth in the Restricted Stock Agreement.

     7.5 Removal of Restrictions. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction; provided, however, that in no event shall a Participant who is subject to Section 16 of the Exchange Act dispose of any Shares of Restricted Stock until six (6) months after the date of the grant of such Restricted Stock as determined in accordance with Rule 16b-3 and only with the prior written approval of the General Counsel of the Company.

     7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

     7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. If any such dividends or distributions are paid in shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

     7.8 Termination of Employment. In the event an Employee's employment with the Company is terminated because of (i) his or her death, or (ii) mental or physical disability of such a nature as to render him or her incapable of performing his or her normally assigned duties, the release of the Shares pursuant to this Article 7 shall nevertheless continue in the same manner as though his or her active employment with the Company were continuing on a satisfactory performance basis; and the Employee's rights thereunder in case of death or mental incapacity shall inure to the benefit of his or her beneficiaries or, in the absence of such beneficiaries, to the Employee's estate.

                                   ARTICLE 8.
                                 DEFERRED STOCK

     8.1 Award of Deferred Stock. Subject to the terms and provisions of the Plan, the President may grant Bonus Awards to Employees who are not Officers and the Committee may grant Bonus Awards and Deferred Stock Agreements to Officers or Employees who are not Officers.

     8.2 Bonus Awards. Bonus Awards may be used as a part of a management incentive pro-ram under which part of the annual performance bonus awarded to managers and other key Employees is made in Deferred Stock. Bonus Award Shares are reserved for the benefit of the Employee who may elect to take either a Current Award or a Deferred Award, unless the Employee is classified by the Company as below a salary level determined by the Committee, in which case only a Current Award will be available. Bonus Awards will be dated the second day of January closest to the end of the fiscal year for which the Bonus Award is -ranted.

          (a) Method of Election. Each eligible Employee classified by the Company in, at or above a certain salary level may indicate in writing, on a form to be furnished by the Company, whether the Employee wants a Current Award or a Deferred Award. Each eligible Employee who does not elect to take a Deferred Award within the time designated by the Company will be granted a Current Award.

          (b)  Deferred Award.

               (i) Vesting. The Shares contingently vest pro rata in annual installments commencing one year after the date of the Bonus Award and continuing on each January 2 thereafter until the expiration of a ten (10) year period from this commencement date. All Shares subject to the Award vest upon
(a) termination of employment after reaching age fifty-five (55) with ten (10) years of service with the Company, (b) termination of employment after twenty
(20) years of Company service with retirement approval from the Committee (or its designee, in the case of Employees who are not Officers), (c) permanent disability or (d) death. Vesting s tops when employment terminates for any other reason.

                    (ii) Distribution of Shares. Vested Shares will be distributed to the Employee in two (2) to ten (10) consecutive annual installments, or over such shorter period as the Committee (or its designee, in the case of Employees who are not Officers) may direct, commencing in the month of January following the date the Employee terminates employment-, provided, however, that the Employee may elect to receive his or her vested Shares in a single payment which shall take place in the month of January following his or her termination. All such elections, as well as elections to receive payment in two (2) to ten
(10) installments made pursuant to the preceding sentence, shall be made at the time the Bonus Award is granted. Upon the Employee's death, all undistributed vested Shares will be distributed in one distribution to the Employee's designated beneficiaries or, in absence of such beneficiaries, to the Employee's estate.

          (c)  Current Award.

               (i) Distribution of Shares. Shares subject to a Current Award will be distributed in ten (10) consecutive annual installments, commencing one
(1) year after the date of the Bonus Award. If an Employee dies prior to distribution of all Shares to which the Employee is entitled, the remaining Shares will be distributed in one distribution to the Employee's designated beneficiaries or, in absence of such beneficiaries, to the Employee's estate.

               (ii) Forfeiture of Shares. Any undistributed Shares subject to a Current Award will be forfeited and the Bonus Award relating thereto terminated if the Employee's employment with the Company is terminated for any reason other than (a) termination of employment at or beyond age fifty-five with ten (10) years of service, (b) termination after twenty (20) years of service with retirement approval from the Committee (or its designee, in the case of Employees who are not Officers), (c) permanent disability or (d) death. Any undistributed Shares not subject to forfeiture shall continue to be distributed to the Employee (or, in the event of the Employee's death. to his or her designated beneficiary or, if none, to the Employee's estate,) under the distribution schedule which would have applied to those Shares if the Employee had not terminated employment. or over such shorter period as may be directed by the Committee (or its designee, in the case of Employees who are not Officers).

          (d) Conditions. Distribution of Shares under Current Awards and Deferred Awards is conditioned upon:

               (i) The Employee not committing any criminal offense or malicious tort relating to or against the Company, and

               (ii) The Employee having provided the Committee or its designee with a current address where the Bonus Award may be distributed. If said conditions are not met, all undistributed Shares will be forfeited and the Bonus Award terminated.

          (e) Conversion Awards. In the case of Conversion Awards of Deferred Stock denominated in Shares of the Company pursuant to the Allocation Agreement, each such Share will be subject to conditions identical to those applicable to the underlying deferred share of Host Marriott Corporation common stock, except that in the case of grantees who are employees of Host Marriott Corporation. all conditions pertaining to or for the benefit of Host Marriott Corporation shall be interpreted as conditions pertaining to or for the benefit of the Company. Each Conversion Award of Deferred Stock denominated in Shares of the Company shall be distributed at the same time and on the same schedule as the corresponding, shares of Host Marriott Corporation common stock awarded under the Predecessor Plan would have been distributed, and at the same time and on the same schedule (subject to the effect of Section 8.2(a) herein) as the corresponding deferred shares of Host Marriott Corporation common stock retained in connection with such Conversion Award as of the Distribution, if any, under the terms and conditions to which the grantee's award under the Predecessor Plan or under an individual deferred stock contract with Host Marriott Corporation were subject. except that: (i) distribution of such Shares of Deferred Stock shall be contingent upon a finding, by the President (or other equivalent or higher Officer) of Host Marriott Corporation, if required, that a grantee who is an Employee of Host Marriott Corporation has satisfied conditions for such distribution-, or (ii) distribution of such Shares of Deferred Stock shall be contingent upon a finding by the President (or other equivalent or higher Officer) of the Company, if required, that a grantee who is an Employee has satisfied conditions for such distribution.

          (f) Cash Distribution in Lieu of Shares. Any Officer may request, with respect to any pending distribution of Shares under a Current Award that, in lieu of receiving such Shares. a distribution may be made in cash in an amount equivalent to the Fair Market Value of such Shares on the date of distribution. The Company may -rant or deny such request in its sole discretion.

          (g) Lump Sum Payments. Notwithstanding anything in the Plan to the contrary, any Employee entitled upon termination of employment to receive a distribution of Shares pursuant to this Article 8 whose total Fair Market Value at the time of such termination is $3,000.00 or less shall receive such distribution in one lump sum as soon as possible following termination of employment.

     8.3 Deferred Stock Agreement. Deferred Stock Agreements reserve Shares for the benefit of the Employee subject to the following conditions:

          (a) Vesting. Shares contingently vest in pro rata annual installments until age sixty-five (65) or over specified number of years. If the Employee's employment with the Company is terminated for any reason, including death, permanent disability or retirement, all reserved Shares not vested before such termination will be forfeited and the Deferred Stock Agreement terminated.

          (b) Distribution of Shares. Vested Shares will be distributed to the Employee in ten (10) consecutive annual installments, or over such shorter period as the Committee (or its designee, in the case of Employees who are not Officers) may direct, commencing on January 2 following the date the Employee retires, becomes permanently disabled. or attains at least age sixty-five (65) and is no longer employed by the Company. Upon the Employee's death, all undistributed vested Shares will be distributed in one distribution to the deceased Employee's designated beneficiaries or, in absence of such beneficiaries. to the Employee's estate.

          (c) Conditions. Distribution of Shares subject to Deferred Stock Agreements is conditioned upon:

               (i) The Employee not competing with the Company, without obtaining the Company's written consent, at any time before all Shares reserved for the Employee's benefit under the Deferred Stock Agreement have been distributed or forfeited,

               (ii) The Employee not committing any criminal offense or malicious tort relating to or against the Company, and

               (iii) The Employee having provided the Company with a current address where the Bonus Award may be distributed.

     If said conditions are not met, all undistributed Shares will be forfeited and the Deferred Stock Agreement terminated.

     8.4 Assignment. An Employee's rights under a Deferred Stock Agreement or Bonus Award may not, without the Company's written consent, be assigned or otherwise transferred, nor shall they be subject to any right or claim of an Employee's creditors, provided that the Company may offset any amounts owing to or Guaranteed by the Company, or owing to any credit union related to the Company against the value of Shares to be distributed under Deferred Stock Agreements and Bonus Awards.

                                   ARTICLE 9.
                    AMENDMENT, MODIFICATION, AND TERMINATION

     9.1 Amendment, Modification and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend, or modify the Plan. The termination, amendment, or modification of the Plan may be in response to changes in the Code, Exchange Act, national securities regulations, or for other reasons deemed appropriate by the Committee. However, without the approval of the stockholders of the Company, no such termination, amendment, or modification may become effective if such approval of the stockholders is required under (i) Rule 16b-3, (ii) provisions of the Code and regulations promulgated thereunder with respect to ISOS, or (iii) otherwise.

     9.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant. With the consent of the Employee affected, the Committee may amend an outstanding Award agreement in a manner consistent with the Plan.

                                  ARTICLE 10.
                               TAX WITHHOLDING

     The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

                                  ARTICLE 11.
                                 INDEMNIFICATION

     Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                                   ARTICLE 12.
                                   SUCCESSORS

     All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                                   ARTICLE 13.
                               REQUIREMENTS OF LAW

     13.1 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     13.2 Governing Law. To the extent not preempted or otherwise governed by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

                                   CERTIFICATE

     I, _____________ certify that I am the duly elected and qualified Secretary of HOST MARRIOTT SERVICES CORPORATION, a Delaware corporation, and, as such, have access to the records of the corporation.

     I also certify that the attached copy of the Host Marriott Services Corporation 1995 Comprehensive Stock Plan is a true and correct copy and that there have been no changes to said Plan that are not reflected in this copy.

     IN WITNESS WHEREOF, I have affixed my official signature and seal of the Corporation this day of 1995.


                                    HOST MARRIOTT SERVICES CORPORATION

[SEAL]

                                    Secretary



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